Exhibit 99.1

GLOBAL CONSUMER ACQUISITION CORP.
RECEIVES NOTICE FROM EXCHANGE
REGARDING ANNUAL STOCKHOLDER MEETING

New York, New York, February 20, 2009 –Global Consumer Acquisition Corp (NYSE Alternext US LLC: GHC, GHC.U, GHC.WS) (the “Company”) announced today it received a deficiency letter from NYSE Alternext US LLC (the “Exchange”) indicating that the Company was not in compliance with the annual stockholder meeting requirements of Section 704 of the NYSE Alternext US Company Guide (the “Company Guide”) because the Company did not hold an annual stockholders meeting during the year ended December 31, 2008. The Company has been informed by the Exchange that a similar letter was sent to all of its listed companies, including blank check companies, that did not hold an annual meeting in 2008. The notification from the Exchange indicates that the Company has until March 10, 2009 to submit a plan advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with all continued listing standards by August 11, 2009.

The Company intends to submit a plan of compliance to the Exchange as soon as practicable and no later than the March 10, 2009 deadline. Upon receipt of the Company’s plan, the Exchange will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards, in which case the plan will be accepted. If accepted, the Company will continue its listing, during which time the Company will be subject to continued periodic review by the Exchange’s staff. If the Company’s plan is not accepted, the Exchange could initiate delisting procedures against the Company.

About Global Consumer Acquisition Corp.

Global Consumer Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar business combination with one or more domestic or international operating businesses.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Andrew Nelson
Chief Financial Officer
Global Consumer Acquisition Corp.
(212) 445-7800